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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C


Gentlemen:

We have read Item 4 included in the Form 8-K dated May 20, 2004 of Formula Footwear, Inc. (Commission file no. 002-98748-D) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding Brightman Almagor & Co.


/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
May 27, 2004